InnerWorkings Announces Second Quarter 2016 Results
Record second quarter gross profit increased 10%; expanded scope with several existing clients

CHICAGO, IL - August 15, 2016 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, today announced financial results for the three months ended June 30, 2016. For all Non-GAAP references below, please refer to the non-GAAP reconciliation tables at the end of this release for more information.

Financial Highlights

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Gross revenue was $269.2 million in the second quarter, an increase of 6.7% compared with $252.2 million in the second quarter of 2015.  Year-to-date gross revenue was $540.3 million, a 9.3% increase compared with $494.3 million in the prior period.

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Gross profit (net revenue) was $65.1 million, or 24.2% of gross revenue in the second quarter, a 10.4% increase compared to $59.0 million, or 23.4% of gross revenue, in the same period of last year. Year-to-date gross profit (net revenue) was $127.0 million, or 23.5% of gross revenue, an increase of 11.4% compared to the prior-year period.

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Diluted net loss per share was $0.04 and diluted net loss was $2.3 million in the second quarter, mainly due to a $7.3 million increase in our earnout obligation due to the strong performance of our previously-acquired businesses. Year-to-date net loss per share was $0.09 and net loss was $5.0 million, primarily due to a $9.2 million increase in our earnout obligation and a $3.6 million after-tax charge related to the global realignment strategy.

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Non-GAAP diluted earnings per share were $0.11 in the second quarter, an increase of 37.5% compared to $0.08 in the second quarter of 2015. Year-to-date non-GAAP diluted earnings per share were $0.15, an increase of 66.7% compared to $0.09 in the same period of 2015.

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Non-GAAP adjusted EBITDA was $14.8 million, reflecting 10.3% growth as compared to $13.4 million in the second quarter of 2015. Year-to-date non-GAAP adjusted EBITDA was $26.5 million, an increase of 22.5% compared to $21.6 million in the same period of 2015.

Business Highlights

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InnerWorkings has continued to sign new enterprise contracts in recent months, bringing the year-to-date collective total to more than $60 million of annual gross revenue at full run-rate, with nearly half stemming from expanded relationships with active clients.

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The largest of the new contracts is an expansion of the Company's long-term business relationship with a large food and beverage company, sourcing events and promotions, as well as providing all branded merchandise and printed materials in an additional 16 countries throughout Latin America.

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The Company hired a team of executives in Japan during August to initiate its business plan to reach new customers and begin supporting existing clients in the Japanese market, similar to previous successful launches the Company has executed in other international markets.

“We continue to win more business with new and existing clients on the strength of our global capabilities and our technology,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings. “The expansion of our work with the large food and beverage company demonstrates our commitment to serve as an extension of our clients’ brands, executing comprehensive marketing campaigns all around the world.”

“Our second quarter financial results reflect continued strong execution of our strategy,” said Jeffrey P. Pritchett, Chief Financial Officer of InnerWorkings. “We are on track to achieve our financial targets for 2016 with additional profit improvement in the second half of the year, particularly in our International segment where the combination of a more efficient hub structure and strong organic growth is starting to create meaningful operating leverage.”

Outlook
The Company’s guidance for 2016 remains unchanged. InnerWorkings expects 2016 annual revenue to range between $1.06 billion and $1.08 billion, non-GAAP adjusted EBITDA to be between $58.0 million and $62.0 million, and non-GAAP diluted earnings per share to be $0.30 to $0.33.

Conference Call
Eric D. Belcher, Chief Executive Officer, and Jeffrey P. Pritchett, Chief Financial Officer, will host a conference call to discuss the results today at 4:30 p.m. Central time (5:30 p.m. Eastern time).
The phone number to access the conference call is (877) 771-7024. A live audio webcast of the call will be available through InnerWorkings’ website at http://investor.inwk.com/events.cfm. A replay of the webcast will be available later today at the same location.

Non-GAAP Financial Measures
This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission: Non-GAAP Adjusted EBITDA and Non-GAAP diluted earnings per share. We believe these measures provide useful information to investors because they provide information about the estimated financial performance of the Company's ongoing business. These measures are used by management in its financial and operational decision-making and evaluation of overall operating performance. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, please see the reconciliation of Non-GAAP Adjusted EBITDA and Non-GAAP Diluted Earnings Per Share included in this release.

The Company has not quantitatively reconciled its guidance for non-GAAP adjusted EBITDA or non-GAAP diluted earnings per share to their most comparable GAAP measure because the Company does not provide specific guidance for the various reconciling items as certain items that impact these measures have not occurred, are out of the Company’s control, or cannot be reasonably predicted. Accordingly, a reconciliation to the nearest GAAP financial metric is not available without unreasonable effort. Please note that the unavailable reconciling items could significantly impact the Company’s financial results.

Forward-Looking Statements
This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.

About InnerWorkings
InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is based in Chicago, IL and employs more than 1,500 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. Among the many industries InnerWorkings serves are: retail, financial services, hospitality, consumer packaged goods, not-for-profits, healthcare, food & beverage, broadcasting & cable, and transportation. For more information visit: www.inwk.com.

CONTACT:
Bridget Freas
InnerWorkings, Inc.
312.589.5613
bfreas@inwk.com

Condensed Consolidated Statements of Income
(Unaudited)

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
		(as revised)		(as revised)
Revenue	$269,220	$252,227	$540,292	$494,323
Cost of goods sold	204,126	193,248	413,253	380,278
Gross profit	65,094	58,979	127,039	114,045
Operating expenses:
Selling, general and administrative expenses	51,418	47,134	102,910	96,049
Depreciation and amortization	4,721	4,266	9,316	8,357
Change in fair value of contingent consideration	7,276	676	9,187	990
Restructuring and other charges	623	—	3,967	—
Income (loss) from operations	1,056	6,903	1,659	8,649
Other income (expense):
Interest income	24	27	38	48
Interest expense	(985)	(1,105)	(2,062)	(2,251)
Other, net	291	13	130	97
Total other expense	(670)	(1,065)	(1,894)	(2,106)
Income (loss) before income taxes	386	5,838	(235)	6,543
Income tax expense	2,710	2,183	4,782	2,613
Net income (loss)	$(2,324)	$3,655	$(5,017)	$3,930

Basic earnings (loss) per share	$(0.04)	$0.07	$(0.09)	$0.07
Diluted earnings (loss) per share	$(0.04)	$0.07	$(0.09)	$0.07

Weighted-average shares outstanding – basic	53,411	52,588	53,278	52,651
Weighted-average shares outstanding – diluted	53,411	54,212	53,278	53,915

Condensed Consolidated Balance Sheets

(in thousands)	June 30, 2016	December 31, 2015
	(unaudited)	(as revised)
Assets
Current assets:
Cash and cash equivalents	$31,606	$30,755
Accounts receivable, net	193,297	188,819
Unbilled revenue	27,857	30,758
Inventories	35,901	33,327
Prepaid expenses	12,145	14,353
Other current assets	17,647	31,825
Total current assets	318,453	329,837
Property and equipment, net	33,089	32,681
Intangibles and other assets:
Goodwill	204,897	206,257
Intangible assets, net	34,831	37,715
Deferred income taxes	882	586
Other non-current assets	1,415	1,391
Total intangibles and other assets	242,025	245,949
Total assets	$593,567	$608,467
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$136,260	$170,244
Current portion of contingent consideration	3,862	11,387
Due to seller	8,527	402
Accrued expenses	17,818	17,866
Other current liabilities	35,993	31,363
Total current liabilities	202,460	231,262
Revolving credit facility	111,566	99,258
Deferred income taxes	11,620	10,526
Contingent consideration, net of current portion	14,699	10,775
Other non-current liabilities	2,639	2,510
Total liabilities	342,984	354,331
Stockholders' equity:
Common stock	6	6
Additional paid-in capital	216,540	213,566
Treasury stock at cost	(51,724)	(52,207)
Accumulated other comprehensive loss	(15,853)	(13,993)
Retained earnings	101,614	106,764
Total stockholders' equity	250,583	254,136
Total liabilities and stockholders' equity	$593,567	$608,467

Condensed Consolidated Statement of Cash Flows
(Unaudited)

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
		(as revised)		(as revised)
Cash flows from operating activities
Net income (loss)	$(2,324)	$3,655	$(5,017)	$3,930
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	4,721	4,266	9,316	8,357
Stock-based compensation expense	1,117	1,567	2,358	3,628
Deferred income taxes	839	1,778	450	1,366
Bad debt provision	133	174	789	1,049
Change in fair value of contingent consideration	7,276	676	9,187	990
Other operating activities	52	52	105	104
Change in assets:
Accounts receivable and unbilled revenue	13,890	(6,360)	(2,366)	(10,311)
Inventories	(1,185)	(4,356)	(2,573)	(10,845)
Prepaid expenses and other assets	(127)	(2,379)	16,255	720
Change in liabilities:
Accounts payable	6,212	9,823	(33,984)	5,973
Accrued expenses and other liabilities	(6,885)	(1,634)	4,632	(3,974)
Net cash provided by (used in) operating activities	23,719	7,262	(848)	987

Cash flows from investing activities
Purchases of property and equipment	(3,458)	(4,937)	(7,445)	(8,656)
Net cash used in investing activities	(3,458)	(4,937)	(7,445)	(8,656)

Cash flows from financing activities
Net borrowings from revolving credit facility	(6,805)	1,816	12,553	7,396
Net short-term secured borrowings	1,906	580	104	669
Repurchases of common stock	—	(1,397)	—	(4,897)
Payments of contingent consideration	(3,619)	(1,739)	(4,144)	(2,177)
Proceeds from exercise of stock options	106	560	1,090	599
Other financing activities	(854)	(80)	(474)	(179)
Net cash provided by (used in) financing activities	(9,266)	(260)	9,129	1,411

Effect of exchange rate changes on cash and cash equivalents	(318)	95	15	(754)
Increase (decrease) in cash and cash equivalents	10,677	2,160	851	(7,012)
Cash and cash equivalents, beginning of period	20,929	13,406	30,755	22,578
Cash and cash equivalents, end of period	$31,606	$15,566	$31,606	$15,566

Reconciliation of Non-GAAP Adjusted EBITDA and Non-GAAP Diluted Earnings Per Share
(Unaudited)

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
		(as revised)		(as revised)
Net income (loss)	$(2,324)	$3,655	$(5,017)	$3,930
Income tax expense	2,710	2,183	4,782	2,613
Total other expense	670	1,065	1,894	2,106
Depreciation and amortization	4,721	4,266	9,316	8,357
Stock-based compensation expense	1,117	1,567	2,358	3,628
Change in fair value of contingent consideration	7,276	676	9,187	990
Restructuring and other charges	623	—	3,967	—
Non-GAAP Adjusted EBITDA	$14,793	$13,412	$26,487	$21,624

(in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
		(as revised)		(as revised)
Net income (loss)	$(2,324)	$3,655	$(5,017)	$3,930
Change in fair value of contingent consideration, net of tax	7,276	669	9,187	979
Restructuring and other charges, net of tax	618	—	3,582	—
Realignment-related income tax charges	238	—	635	—
Adjusted net income	$5,808	$4,324	$8,387	$4,909
Weighted-average shares outstanding – diluted	54,297	54,212	54,139	53,915
Non-GAAP Diluted Earnings Per Share	$0.11	$0.08	$0.15	$0.09